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Exhibit 99.1


APPLIED ANALYTICAL INDUSTRIES PRESENTS DRUG DEVELOPMENT UPDATE AT GOLDMAN SACHS 21st ANNUAL PHARMACEUTICALS CONFERENCE

WILMINGTON, NC, JUNE 14, 2000 - Applied Analytical Industries, Inc. (NASDAQ:
AAII), an international provider of specialty pharmaceutical products and services to pharmaceutical, biotechnology and medical device clients, presented at the Goldman Sachs 21st Annual Healthcare Conference held in Laguna Nigel, California.

Fred Sancilio, Ph.D., the Company's Chief Executive Officer, discussed the opportunities in the drug development market and the Company's key growth strategies. Throughout the presentation, Dr. Sancilio emphasized the Company's increased focus on the development of complete drug products to supplement fee-for-service revenue from the Company's wide range of research services used by its customers to develop their products.

Dr. Sancilio highlighted the Company's extensive capabilities in product development and its strong relationships with leading pharmaceutical companies. In addition, Dr. Sancilio explained that the Company has made a significant investment in a state-of-the art research and development infrastructure, doubling the square footage of laboratory and production space, and now has over 400,000 square feet of prime product development facilities worldwide, which include manufacturing facilities and laboratories regularly inspected by FDA and MCA, and Level IV facilities for manufacturing high-toxicity active ingredients into safe drug products. In addition, the Company employs over 600 scientists and pharmaceutical specialists among its 1,100 personnel.

The Company currently has 6 drug products marketed by AAI partners, 4 more products in review with the FDA, and more than 20 filings in development. So far in 2000, it has received two U.S. FDA drug approvals (including one tentative approval) for products to be marketed by its partners. The Company expects both products to be launched later in 2000.

Dr. Sancilio presented additional approved or pending products in the hyperthyroid and

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hypertensive areas, and its current pipeline for products that are at the FDA to treat hypertension, Parkinson's disease, and cancer. In addition, Dr. Sancilio discussed some early-stage projects, including AAI's formulations of ProSorb(R) diclofenac for migraine and acute pain, which are both in Phase II trials expected to be completed sometime in August, and two development projects featuring AAI's ProCore(TM) technology--a formulation for an existing allergy product and a generic controlled release formulation for an existing diabetes product.

In addition, Dr. Sancilio announced for the first time that the Company has a strategy in place to manufacture, sell and market a line of its own branded products. The Company will continue its long-term strategy of providing niche products that are non-competitive with its clients.

Dr. Sancilio commented, "We are transitioning from a 'pure' service company to a product and service company. In addition to our recently approved formulations, we have an extensive pipeline of early- and mid-stage projects in development, targeted on selective, high margin yielding products." He continued, "Both our current pipeline and early-stage products can take advantage of our extensive patent portfolio of 14 patents and patents pending."

Dr. Sancilio also expanded upon the Company's technologies in the drug delivery area, and discussed its drug delivery formulation capabilities. These include AAI's Pro-Teen(TM) oral protein delivery technology for site release; Pro-Taste(TM) technology, a patented formulation for taste masking (used, e.g., for Allegra(R) Pediatric); patented ProSorb(R) rapid and enhanced release system for quick dissolution (used, e.g., for diclofenac); and ProCore(TM) technology, a patented controlled release osmotic system for oral delayed release (used, e.g., for allergy and hypertension drugs).

Dr. Sancilio concluded, "AAI is beginning to experience the anticipated benefits of the important investments we have made in people, technology, research, and service

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capabilities. We remain excited about our projects in development and the value of our drug pipeline."

             About AAI

             AAI is a specialty pharmaceutical and product development company with comprehensive drug development capabilities in the United States, Europe and Asia. Since 1979, AAI has partnered with pharmaceutical companies on both a fee-for-service and royalty and milestone payment basis, providing the expertise and knowledge to create quality health care products. The company has earned a reputation for solving complex pharmaceutical challenges with its pharmaceutical product development expertise. Its stock is listed on Nasdaq (AAII). For more information about AAI, visit the company's website at www.aaiintl.com.

             Forward-Looking Statements

             Information in this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements made by Dr. Sancilio with respect to the Company's expectations and goals pertaining to product launches, AAI's product development pipeline, targeted therapeutic uses and markets, niche marketing of non-conflicting products, product profitability, and the anticipated benefits of the Company's investments. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the Company's ability to apply the Company's technologies to new products, the Company's ability to successfully develop and focus direct selling efforts in identified niche products while successfully partnering with major pharmaceutical companies in other product areas, successfully and timely complete product development projects in its product pipeline and scale up the resulting products to commercial production, enter into additional beneficial agreements with respect to its products with pharmaceutical companies, and obtain timely regulatory approvals of the Company's developed products. Additional factors that may cause the actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission, including, but not limited to, its registration statement, as amended, its Annual Report on Form 10-K filed with the SEC on March 30, 2000, its Quarterly Report on Form 10Q filed with the SEC on May 15, 2000, including the exhibits thereof, its Form 8-Ks and its other periodic filings.

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